EXHIBIT 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                 JUNE 30,
                          --------------------------------------------  ----------------
                             1995     1996     1997     1998     1999     1999     2000
                          --------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost            $ 77,237  103,338  136,929  145,579  129,282   65,585   61,601
 One-third rent
  expense                    5,976    6,906    7,535    8,075    8,076    3,921    4,351
                          --------  -------  -------  -------  -------  -------  -------

Total Fixed Charges         83,213  110,244  144,464  153,654  137,358   69,506   65,952
                          --------  -------  -------  -------  -------  -------  -------


Add (Deduct):
 Earnings before
  income taxes             823,804  306,086  111,263  132,783  413,275  148,294  267,933
 Interest capitalized       (6,187) (10,534) (19,939) (13,589)  (3,998)  (1,216)  (2,184)
                          --------  -------  -------  -------  -------  -------  -------



Earnings for
 Fixed Charges            $900,830  405,796  235,788  272,848  546,635  216,584  331,701
                          ========  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges            10.83     3.68     1.63     1.78     3.98     3.12     5.03
                          ========  =======  =======  =======  =======  =======  =======